Plumas Bancorp Reports Third Quarter Earnings

QUINCY, CA -- (Marketwire - November 06, 2012) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced third quarter 2012 earnings of $546 thousand, an increase of 47% from $371 thousand during the third quarter of 2011. For the nine months ended September 30, 2012, Plumas Bancorp reported net income of $1.4 million, an increase of $707 thousand, or 102%, from $696 thousand during the nine months ended September 30, 2011.

Net income allocable to common shareholders increased by $175 thousand from $200 thousand or $0.04 per share during the three months ended September 30, 2011 to $375 thousand or $0.08 per share during the current three month period. For the nine months ended September 30, 2012, net income allocable to common shareholders totaled $890 thousand or $0.19 per share compared to $183 thousand or $0.04 per share during the nine months ended September 30, 2011. Income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income.

Financial Highlights

Three months ended September 30, 2012 compared to September 30, 2011

  Income before provision for taxes increased by $233 thousand to $819 thousand.
  EPS doubled from $0.04 to $0.08.
  Non-interest expense decreased by $399 thousand.
  Net interest income increased by $170 thousand to $4.4 million.
  Net interest margin increased to 4.20% compared to 4.07% during the third quarter of 2011.

Nine months ended September 30, 2012 compared to September 30, 2011

  Income before provision for taxes increased by $1.3 million to $2.2 million.
  EPS increased by $0.15 from $0.04 to $0.19.
  Net interest income increased by $193 thousand to $12.8 million.
  Net interest margin increased to 4.20% compared to 4.06% during the nine months ended September 30, 2011.
  The provision for loan losses decreased by $0.8 million to $1.9 million.
  Non-interest expense decreased by $988 thousand, or 7%.

September 30, 2012 compared to September 30, 2011

  Nonperforming assets decreased by $4.4 million from $24.5 million at September 30, 2011 to $20.1 million at September 30, 2012.
  The ratio of nonperforming loans to total loans decreased from 5.26% to 5.02% and the ratio of nonperforming assets to total assets decreased from 5.19% to 4.28%.
  Net loans increased by $5.1 million from $289.4 million at September 30, 2011 to $294.5 million at September 30, 2012.
  Total shareholders' equity increased by $1.9 million to $41.4 million.
  Total leverage capital increased from 9.7% at September 30, 2011 to 10.5% at September 30, 2012.
  Total Risk-Based Capital Ratio strengthened to 15.5% from 14.9%.

"The Board of Directors, executive team and I are very pleased with the Company's third quarter results, which marked our eleventh consecutive quarter of profitable operations," commented President and Chief Executive Officer, Andrew J. Ryback. Explaining the results, he continued, "Revenue was up, earnings per share doubled and non-interest expense was down significantly. More importantly, however, asset quality metrics continued to improve, driven by the sale of several foreclosed properties during the quarter. Also, we experienced year-over-year growth in loan balances as we continue to focus on the diversification of our loan portfolio."

Ryback concluded, "We expect a strong finish to 2012 and plan to build on this momentum into 2013. Once again, we would like to thank our shareholders for their continued support and confidence in our Company."

Asset Quality

During the nine months ended September 30, 2012 we recorded a $1.9 million provision for loan losses down from the $2.7 million provision for loan losses for the nine months ended September 30, 2011.

The allowance for loan losses totaled $5.5 million at September 30, 2012 and $6.5 million at September 30, 2011. The allowance for loan losses at September 30, 2012 consisted of $1.1 million in specific reserves related to impaired loans and $4.4 million in general reserves. This compares to $0.9 million in specific reserves related to impaired loans and $5.6 million in general reserves at September 30, 2011. As a percentage of unimpaired loans, general reserves were 1.58% at September 30, 2012 and 2.07% at September 30, 2011. This decrease in general reserves is consistent with positive asset quality trends experienced during the last twelve months which include both a decrease in the loan charge-offs and a significant decrease in classified loan balances with loans classified as substandard declining by $11.7 million from $30.0 million at September 30, 2011 to $18.3 million at September 31, 2012. Overall, the allowance for loan losses as a percentage of total loans decreased from 2.19% at September 30, 2011 to 1.85% at September 30, 2012.

Net charge-offs totaled $3.3 million during the nine months ended September 30, 2012 and $3.6 million during the same period in 2011. Net charge-offs as a percentage of average loans decreased from 1.56% during the nine months ended September 30, 2011 to 1.46% during the current period.

Nonperforming loans at September 30, 2012 were $15.0 million, a decrease of $0.5 million from September 30, 2011. Nonperforming loans as a percentage of total loans decreased to 5.02% at September 30, 2012, down from 5.26% at September 30, 2011. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings ("OVO")) at September 30, 2012 were $20.1 million, down from $24.5 million at September 30, 2011. Nonperforming assets as a percentage of total assets decreased to 4.28% at September 30, 2012 down from 5.19% at September 30, 2011.

Deposits, Investments and Loans

Total deposits were $406 million as of September 30, 2012, a decrease of $3.7 million, or less than 1%, from the September 30, 2011 balance of $410 million. The decrease related from a decline in NOW accounts of $12.6 million and a decline in time deposits of $12.3 million. These declines were in higher rate deposit products as we have significantly lowered the rates earned on our time and premium NOW account balances. Core deposit growth was strong with year-over-year increases in non-interest bearing deposits of $6.8 million and savings and money market deposits of $14.4 million.

Total investment securities increased by $26.3 million from $51.7 million at September 30, 2011 to $78.0 million as of September 30, 2012. The increase in investment securities is consistent with our asset/liability management policy as we chose to reduce excess balances held at the FRB in order to increase our return on these balances. The investment portfolio at September 30, 2012 was invested entirely in U.S. Government sponsored agency securities. Cash and due from banks totaled $54.9 million at September 30, 2012 a decrease of $28.9 million from September 30, 2011. Included in cash and due from banks at September 30, 2012 and September 30, 2011 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $39.5 million and $68.7 million, respectively.

Net loans increased by $5.1 million, or 2%, from $289.4 million at September 30, 2011 to $294.5 million at September 30, 2012.

Shareholders' Equity

Total shareholders' equity increased by $1.9 million from $39.5 million at September 30, 2011 to $41.4 million at September 30, 2012. Book value per common share increased to $6.19 at September 30, 2012 from $5.81 at September 30, 2011. Plumas Bancorp's leveraged capital ratio was 10.5% at September 30, 2012, up from 9.7% at September 30, 2011. Plumas Bancorp's total risk-based capital ratio at September 30, 2012 was 15.5%, up from 14.9% at September 30, 2011.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $4.4 million for the three months ended September 30, 2012, an increase of $170 thousand, or 4%, from $4.2 million for the same period in 2011. The increase in net interest income was primarily related to a decline in the rate paid and average balance of time deposits and an increase in the average balance and yield on loans. Interest income increased by $91 thousand mostly related to an increase in interest and fees on loans of $81 thousand. Interest expense declined by $79 thousand from $396 thousand during the three months ended September 30, 2011 to $317 thousand during the current three month period. Net interest margin for the three months ended September 30, 2012 increased 13 basis points to 4.20%, up from 4.07% for the same period in 2011.

Net interest income, on a nontax-equivalent basis, for the nine months ended September 30, 2012 was $12.75 million, an increase of $193 thousand from the $12.56 million earned during the same period in 2011. The largest components of the increase in net interest income were a decline in the average balance and rate paid on time deposits, an increase in yield on the Company's loan portfolio and an increase in the average balance of investment securities. These items were mostly offset by a decline in yield in investment securities and a decline in the average balance of loans. Net interest margin for the nine months ended September 30, 2012 increased 14 basis points, or 3%, to 4.20%, up from 4.06% for the same period in 2011.

Non-Interest Income/Expense

During the three months ended September 30, 2012, total non-interest income increased by $264 thousand from the same period in 2011. This increase was mostly related to an increase in gain on sale of investment securities of $191 thousand. During the third quarter of 2012 we received $8.5 million on the sale of seven securities and recorded a gain on sale of $191 thousand. No investment securities were sold during the third quarter of 2011.

Non-interest expense totaled $4.6 million during the three months ended September 30, 2012, a decline of $399 thousand from $5.0 million during the same period in 2011. Significant savings were realized in several categories of non-interest expense including reductions of $125 thousand in salary and benefit expense, $161 thousand in the provision for changes in valuation of OREO, $88 thousand in FDIC insurance and assessments, $61 thousand in postage expense and $48 thousand in OREO expense.

During the nine months ended September 30, 2012 non-interest income decreased by $710 thousand to $5.1 million from $5.8 million during the first nine months of 2011. The largest component of this decrease was a decrease of $742 thousand in gains on the sale of government guaranteed loans from $1.8 million during the first nine months of 2011 to $1.1 million during the current nine month period. Beginning in the first quarter of 2011, related to a change in SBA requirements, guaranteed portions of SBA loans were no longer required to be sold with a 90 day premium recourse requirement. This resulted in recording gains on sales of loans during the nine months of 2011 representing both loans sold during the nine months ended September 30, 2011 and loans sold during the fourth quarter of 2010. In addition, gain on sale of loans during the first nine months of 2011 benefited from a government program temporarily increasing the government guarantee in order to stimulate small business lending. The remaining decrease in non-interest income was related to a decline in gains on sale of investment securities from $612 thousand during the nine months ended September 30, 2011 to $403 thousand during the current period. During the 2011 period proceeds of $27.4 million were generated on the sale of twenty-five securities and during the current period proceeds of $20.8 million were received on the sale of twenty-five securities.

Service charges on deposit accounts increased by $130 thousand primarily related to an increase in use of overdraft protection services. During the fourth quarter of 2011 we introduced a new overdraft protection (ODP) program which we made available to a larger portion of our customer base than the prior program, resulting in an increase in service fee income. This new program has enabled us to increase income while strengthening our regulatory compliance over the ODP function.

We continue to achieve savings in many categories of non-interest expense resulting in a reduction in non-interest expense of $988 thousand from $14.7 million during the nine months ended September 30, 2011 to $13.8 million during the current nine month period. Significant reductions in expense included $435 thousand in salary and benefits expense, $389 thousand in FDIC insurance, $189 thousand in OREO expense and $600 thousand in loss on sale of OREO and OVO were partially offset by an increase in the provision for changes in valuation of OREO of $468 thousand, an increase in outside service fees of $99 thousand, an increase in professional fees of $73 thousand and an increase in insurance expense of $65 thousand.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                  As of September 30,
                                  -------------------
                                                        Dollar   Percentage
                                     2012      2011     Change     Change
                                  --------- --------- ---------  ----------
 ASSETS
Cash and due from banks           $  54,948 $  83,833 $ (28,885)      -34.5%
Investment securities                78,051    51,743    26,308        50.8%
Loans, net of allowance for loan
 losses                             294,486   289,350     5,136         1.8%
Premises and equipment, net          13,528    13,682      (154)       -1.1%
Bank owned life insurance            11,073    10,724       349         3.3%
Real estate and vehicles acquired
 through foreclosure                  5,064     8,984    (3,920)      -43.6%
Accrued interest receivable and
 other assets                        12,923    14,570    (1,647)      -11.3%
                                  --------- --------- ---------
 Total assets                     $ 470,073 $ 472,886 $  (2,813)       -0.6%
                                  ========= ========= =========

 LIABILITIES AND SHAREHOLDERS'
  EQUITY
Deposits                          $ 406,267 $ 409,943 $  (3,676)       -0.9%
Repurchase agreements                 5,463     7,072    (1,609)      -22.8%
Accrued interest payable and
 other liabilities                    6,634     6,050       584         9.7%
Junior subordinated deferrable
 interest debentures                 10,310    10,310         -           -
                                  --------- --------- ---------
 Total liabilities                  428,674   433,375    (4,701)       -1.1%
Shareholders' equity                 41,399    39,511     1,888         4.8%
                                  --------- --------- ---------
 Total liabilities and
  shareholders' equity            $ 470,073 $ 472,886 $  (2,813)       -0.6%
                                  ========= ========= =========

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

FOR THE THREE MONTHS ENDED                               Dollar  Percentage
SEPTEMBER 30,                           2012     2011    Change    Change
                                      -------  -------  -------  ----------

Interest income                       $ 4,675  $ 4,584  $    91         2.0%
Interest expense                          317      396      (79)      -19.9%
                                      -------  -------  -------
 Net interest income before provision
  for loan losses                       4,358    4,188      170         4.1%
Provision for loan losses               1,000      400      600       150.0%
                                      -------  -------  -------
 Net interest income after provision
  for loan losses                       3,358    3,788     (430)      -11.4%
Non-interest income                     2,083    1,819      264        14.5%
Non-interest expenses                   4,622    5,021     (399)       -7.9%
                                      -------  -------  -------
 Income before income taxes               819      586      233        39.8%
Provision for income taxes                273      215       58        27.0%
                                      -------  -------  -------
 Net income                           $   546  $   371  $   175        47.2%
 Dividends on preferred shares           (171)    (171)       -       100.0%
                                      -------  -------  -------
 Net income available to common
  shareholders                        $   375  $   200  $   175        87.5%
                                      =======  =======  =======

Basic earnings per share              $  0.08  $  0.04  $  0.04       100.0%
                                      =======  =======  =======
Diluted earnings per share            $  0.08  $  0.04  $  0.04       100.0%
                                      =======  =======  =======

FOR THE NINE MONTHS ENDED                                Dollar  Percentage
SEPTEMBER 30,                           2012     2011    Change    Change
                                      -------  -------  -------  ----------

Interest income                       $13,741  $14,027  $  (286)       -2.0%
Interest expense                          991    1,470     (479)      -32.6%
                                      -------  -------  -------
 Net interest income before provision
  for loan losses                      12,750   12,557      193         1.5%
Provision for loan losses               1,900    2,700     (800)      -29.6%
                                      -------  -------  -------
 Net interest income after provision
  for loan losses                      10,850    9,857      993        10.1%
Non-interest income                     5,097    5,807     (710)      -12.2%
Non-interest expenses                  13,753   14,741     (988)       -6.7%
                                      -------  -------  -------
 Income before income taxes             2,194      923    1,271       137.7%
Provision for income taxes                791      227      564       248.5%
                                      -------  -------  -------
 Net income                           $ 1,403  $   696  $   707       101.6%
 Dividends on preferred shares           (513)    (513)       -         0.0%
                                      -------  -------  -------
 Net income available to common
  shareholders                        $   890  $   183  $   707       386.3%
                                      =======  =======  =======

Basic earnings per share              $  0.19  $  0.04  $  0.15       100.0%
                                      =======  =======  =======
Diluted earnings per share            $  0.19  $  0.04  $  0.15       100.0%
                                      =======  =======  =======

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                         September 30,
                                                   ------------------------
                                                       2012         2011
                                                   -----------  -----------
QUARTERLY AVERAGE BALANCES
Assets                                             $   466,349  $   463,505
Earning assets                                     $   412,535  $   408,178
Loans                                              $   306,083  $   301,388
Deposits                                           $   403,127  $   404,415
Common equity                                      $    29,584  $    27,753
Total equity                                       $    41,405  $    39,487

CREDIT QUALITY DATA
Allowance for loan losses                          $     5,527  $     6,460
Allowance for loan losses as a percentage of total
 loans                                                    1.85%        2.19%
Nonperforming loans                                $    15,028  $    15,546
Nonperforming assets                               $    20,102  $    24,530
Nonperforming loans as a percentage of total loans        5.02%        5.26%
Nonperforming assets as a percentage of total
 assets                                                   4.28%        5.19%
Year-to-date net charge-offs                       $     3,281  $     3,564
Year-to-date net charge-offs as a percentage of
 average loans, annualized                                1.46%        1.56%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter           $      0.08  $      0.04
Diluted earnings per share for the quarter         $      0.08  $      0.04
Quarterly weighted average shares outstanding            4,776        4,776
Quarterly weighted average diluted shares
 outstanding                                             4,783        4,776
Basic earnings per share, year-to-date             $      0.19  $      0.04
Diluted earnings per share, year-to-date           $      0.19  $      0.04
Year-to-date weighted average shares outstanding         4,776        4,776
Year-to-date weighted average diluted shares
 outstanding                                             4,779        4,776
Book value per common share                        $      6.19  $      5.81
Total shares outstanding                                 4,776        4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity                 5.0%         2.9%
Annualized return on average assets                       0.47%        0.32%
Net interest margin                                       4.20%        4.07%
Efficiency ratio                                          71.8%        83.6%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average common equity                 4.1%         0.9%
Annualized return on average assets                       0.41%        0.20%
Net interest margin                                       4.20%        4.06%
Efficiency ratio                                          77.1%        80.3%
Loan to Deposit Ratio                                     73.6%        72.1%
Total Risk-Based Capital Ratio                            15.5%        14.9%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
investorrelations@plumasbank.com